As filed with the Securities and Exchange Commission on January 23, 2020

Registration No. 333-131908
Registration No. 333-140753
Registration No. 333-160275
Registration No. 333-166640
Registration No. 333-188798
Registration No. 333-231713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-131908
FORM S-8 REGISTRATION STATEMENT NO. 333-140753
FORM S-8 REGISTRATION STATEMENT NO. 333-160275
FORM S-8 REGISTRATION STATEMENT NO. 333-166640
FORM S-8 REGISTRATION STATEMENT NO. 333-188798
FORM S-8 REGISTRATION STATEMENT NO. 333-231713

UNDER THE SECURITIES ACT OF 1933

WELLCARE HEALTH PLANS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	47-0937650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Telephone Number: (314) 725-4477
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

WellCare Health Plans, Inc. 2004 Equity Incentive Plan
WellCare Health Plans, Inc. 2013 Incentive Compensation Plan
WellCare Health Plans, Inc. 2019 Incentive Compensation Plan

(Full title of the plans)

Keith Williamson
Executive Vice President, General Counsel and Secretary
Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Telephone Number: (314) 725-4477

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of WellCare Health Plans, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.01 per share (“Shares”), and any other securities remaining unissued, under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (No. 333-131908), which was filed with the Commission on February 16, 2006, pertaining to the registration of 1,182,840 Shares issuable under the Registrant’s 2004 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-140753), which was filed with the Commission on February 16, 2007, pertaining to the registration of 1,200,000 Shares issuable under the Registrant’s 2004 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-160275), which was filed with the Commission on June 26, 2009, pertaining to the registration of 2,400,000 Shares issuable under the Registrant’s 2004 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-166640), which was filed with the Commission on May 7, 2010, pertaining to the registration of 1,200,000 Shares issuable under the Registrant’s 2004 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-188798), which was filed with the Commission on May 23, 2013, pertaining to the registration of 3,200,000 Shares issuable under the Registrant’s 2013 Incentive Compensation Plan.

•
Registration Statement on Form S-8 (No. 333-231713), which was filed with the Commission on May 23, 2019, pertaining to the registration of 3,013,518 Shares issuable under the Registrant’s 2019 Incentive Compensation Plan.

Pursuant to the Agreement and Plan of Merger, dated as of March 26, 2019 (the “Merger Agreement”), by and among the Registrant, Centene Corporation (“Centene”), Wellington Merger Sub I, Inc., a direct, wholly owned subsidiary of Centene, and Wellington Merger Sub II, Inc., a direct, wholly owned subsidiary of Centene, the Registrant became a wholly owned subsidiary of Centene effective January 23, 2020.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 23rd day of January, 2020.

WellCare Health Plans, Inc.

By:	/s/ Jeffrey Schwaneke
Name:	Jeffrey Schwaneke
Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael Neidorff	Director and President (Principal Executive Officer)	January 23, 2020
Michael Neidorff

/s/ Jeffrey Schwaneke	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 23, 2020
Jeffrey Schwaneke

/s/ Christopher Koster	Director, Vice President and Secretary	January 23, 2020
Christopher Koster